Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	June 17, 2020
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Fully Subscribes DST Offering with
Premier Suburban Atlanta Apartments

Chicago (June 17, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced today the full subscription of JLLX Johns Creek DST, a 1031 tax-deferred exchange offering designed to provide accredited investors with the opportunity to defer taxes on gains from the sale of appreciated real estate. Structured as a Delaware statutory trust, the syndicated offering owns the Reserve at Johns Creek Walk, a highly amenitized 210-unit apartment community located in the affluent Atlanta suburb of Johns Creek. Investors in Johns Creek, DST defer the recognition of capital gains from the sale of their appreciated real estate, eliminate the responsibility of actively managing replacement properties, and participate in the cash flow and any future appreciation of the Reserve at Johns Creek Walk.

This apartment community is located in USA Today's “3rd Best City to Live in the United States” and is part of a 26-acre mixed-use development which includes a neighborhood shopping center providing walkable access to restaurants, fitness studios and other retail services. Residents have access to a highly desirable public school system which has attained LaSalle Research’s Gold Level, with a high school rated A+ by Niche.com.

This offering marks the first entry into the 1031 exchange market by a daily valued, perpetual NAV REIT advised by an institutional investment manager and sponsored by a leader in global real estate services. The JLL Exchange (JLLX) program plans to offer a series of private placements through the sale of interests in Delaware statutory trusts (DSTs) holding real properties sourced from JLL Income Property Trust’s portfolio or from third parties.

“We are extremely pleased by the market’s strong, positive response to JLLX Johns Creek” said Allan Swaringen, President and CEO of JLL Income Property Trust, noting the offering was fully subscribed at a near record pace. “Since the launch of our market redefining core daily NAV REIT program nearly eight years ago, the most asked for solution from financial advisors has been a companion 1031 exchange offering, and the market’s rapid response to our initial offering has exceeded our expectations.”

“Demand for Johns Creek and the overall interest in the JLLX 1031 strategy outpaced our projections,” said Drew Dornbusch, Head of the JLLX 1031 Platform. “We believe the lower fees, higher quality properties, and institutional management offered by JLLX will continue to drive significant interest in our offerings.” Dornbusch further added, “The strong reception to our platform supports our belief that high net worth and ultra-high net worth investors were previously underserved by the syndicated 1031 market.”

Benefits of an Institutional 1031 Exchange Solution
•Institutional investment management platform and track record.
•Access to higher quality, larger and more broadly diversified property portfolio.
•Long-term investment solution for investors no longer wanting to actively manage real estate.
•Lower fees than typically charged to individual investors accessing the traditional 1031 marketplace

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $69.5 billion equity and debt investments under management (as of Q4 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Offering, Forward Looking Statements and Future Results
This press release does not constitute the offer of a security or the solicitation of an investment, which may only be made by means of a confidential private placement memorandum, and may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.